Exhibit 99.1

MAXIMUS REPORTS THIRD QUARTER RESULTS

— Third Quarter Revenue of $186.6 Million —

— EPS, Excluding Litigation Charge, In-Line with Revised Expectations —

(RESTON, Va. — August 2, 2006) — MAXIMUS (NYSE: MMS), a leading provider of government services, reported financial results for its fiscal third quarter ended June 30, 2006, with third quarter revenue of $186.6 million and a loss of $0.81 per diluted share.  Third quarter results were in-line with the Company’s recently revised third quarter outlook, after adjusting for the $9.1 million legal settlement charge ($0.26 per diluted share, after-tax).

Revenue for the third quarter ended June 30, 2006 increased 7.5% over the same period a year ago.  The year-over-year revenue increase was driven by $12.1 million of hardware delivered on a voter contract in the Operations Segment.

The Company recorded a net loss in the third quarter of fiscal 2006 totaling $17.3 million, or $0.81 per diluted share.  These results compare to net income in last year’s third quarter of $10.1 million, or $0.47 per diluted share or, on an options-adjusted basis, $9.3 million, or $0.43 per diluted share.

During the quarter, the Company incurred a $34.3 million pre-tax loss on the Texas Integrated Eligibility project which included a $17.1 million write-off of deferred contract costs.  The Company had previously estimated a loss in the range of $35 million to $38 million in the third fiscal quarter related to this contract.  In addition, it still expects a loss on the Texas project of $45 million to $50 million for the second half of fiscal 2006.  Fiscal 2006 third quarter results also include a previously announced charge of $9.1 million ($0.26 per diluted share, after-tax), net of reimbursed insurance claims, to settle certain outstanding litigation.

Richard Montoni, Chief Executive Officer, commented, “While the results for the quarter are in-line with our previous expectations, they are nevertheless disappointing and contrary to our long-term historical performance of recurring profitability. In fact, the Company has been profitable every year since its inception in 1975.  Our intent is to return the Company to historical profitability levels and trends.  We do expect a profitable fourth quarter and full fiscal year.”

Montoni continued, “In Texas, we are proceeding under our amended subcontract and we remain intent on demonstrating the economic viability of this model with substantially improved performance in fiscal 2007.   Overall, our remaining business is sound.  While our Systems Segment results were soft this quarter, we expect improved results next quarter.  We continue to take actions to optimize existing operations through increased project training, more rigorous project reviews and tighter controls on contract terms.  We have also directed efforts to eliminate outstanding contingencies, pursue the divestitures of non-strategic businesses, and direct new business efforts towards more profitable opportunities.”

Consulting

Consulting Segment revenue for the third quarter, which represented 14% of total Company revenue, decreased 2.0% to $26.7 million versus revenue of $27.3 million for the same period last year.  Consulting Segment operating income for the third quarter was $3.8 million with an operating margin of 14.3% versus operating income of $4.5 million and an operating margin of 16.4% in the same period last year.  The Consulting Segment continues to perform as expected.

Systems

Third quarter Systems Segment revenue, which represented 16% of total Company revenue, was $28.7 million for the period versus $35.1 million in the third quarter of last year.  Systems Segment operating loss for the third quarter was $3.0 million, compared to operating income of $3.0 million for the same period last year.  Systems results for the third quarter were lower in the period due to weak performance in the ERP Division which is expected to improve in the fourth quarter.   The Segment is expected to benefit from new work and license revenue from a large SchoolMAX contract which is expected to close during the fourth quarter and should drive significant improvement in income and margin.

Operations

Operations Segment revenue for the third quarter increased 17.9% to $131.2 million, which represented 70% of total Company revenue, compared to $111.3 million reported in the third quarter of last year.  Revenue growth included $12.1 million of voter hardware revenue.  The Segment’s operating loss for the third quarter was $23.1 million compared to operating income of $8.4 million in the same period a year ago.  Third quarter operating income declined on a year-over-year basis as a result of the $34.3 million loss on the Texas Integrated Eligibility project.

Sales and Pipeline Activity

Year-to-date signed contract wins through July 28, 2006 totaled approximately $569 million, compared to $1,080 million reported for the same period last year, which included the $268 million British Columbia and $370 million Texas awards. New contracts pending at July 28, 2006 (awarded but unsigned) totaled $145 million compared to $243 million reported for the same period last year.  Sales opportunities at July 28, 2006 totaled $1.1 billion (consisting of $280 million in proposals pending, $150 million in proposals in preparation, and $634 million in proposals tracking) compared to $1.2 billion reported last year.   The trending in sales and pipeline reflects the Company’s plan to reduce dependency on larger projects and focus on mid-sized projects with more favorable profit and risk profiles.  The Company believes that the overall market demand for its products and services remains strong.

Cash Flows, Liquidity and DSOs

Net cash used by operations in the third quarter was $221,000.  At June 30, 2006, cash, cash equivalents, and marketable securities totaled $170.4 million.  During the quarter, the Company repurchased 25,000 shares of common stock but suspended repurchases early in the quarter.   The Company had approximately $26.3 million available at June 30, 2006, for future stock repurchases under its share repurchase program.  The Company paid a quarterly cash dividend of $0.10 per share on May 31, 2006.  Days Sales Outstanding totaled 93 days at June 30, 2006.

Outlook and Conclusion

The Company reiterated its full year revenue expectations in the range of $710 million to $725 million and anticipates earnings per diluted share of $0.31 to $0.41 which includes the $0.26 per share third quarter legal settlement charge.  The Company expects improvement across all Segments to drive sequential earnings growth in the fourth quarter including decreased losses on the Texas project in the Operations Segment as well as new work and license revenue in the Systems and Consulting Segments.

The Company will host a conference call on Thursday, August 3, 2006, at 9:00 A.M. ET which is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

800.552.8050 (Domestic) / 206.902.3258 (International)

For those unable to listen to the live call, a replay will be available until 11:59 (CT) August 10, 2006, and is accessible by dialing:

Replay:  800.207.7077 or  314.255.1301
Replay PIN:  4923

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has more than 5,200 employees located in more than 280 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, 2003, and 2004 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties.  These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:

Lisa Miles

Investor Relations

703.251.8637

Rachael Rowland

Public/Media Relations

703.251.8688

MAXIMUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	June 30,
	2005	2006
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$59,073	$32,732
Marketable securities	119,290	137,715
Restricted cash	2,193	1,272
Accounts receivable — billed, net of reserves of $6,013 and $8,486	124,477	139,198
Accounts receivable — unbilled	43,774	45,343
Income taxes receivable	—	9,120
Deferred income taxes	—	7,991
Prepaid expenses and other current assets	7,270	8,582
Total current assets	356,077	381,953

Property and equipment, at cost	64,730	67,810
Less accumulated depreciation and amortization	(33,574)	(35,240)
Property and equipment, net	31,156	32,570
Capitalized software	40,770	47,242
Less accumulated amortization	(16,817)	(21,130)
Capitalized software, net	23,953	26,112
Deferred contract costs, net	22,162	18,465
Goodwill	86,832	86,832
Intangible assets, net	7,756	6,230
Other assets, net	6,626	6,743
Total assets	$534,562	$558,905

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,151	$65,433
Accrued compensation and benefits	26,828	25,046
Deferred revenue	32,898	45,353
Income taxes payable	4,695	—
Deferred income taxes	277	—
Current portion of capital lease obligations	1,502	1,547
Other accrued liabilities	3,386	1,390
Total current liabilities	107,737	138,769
Capital lease obligations, less current portion	3,606	2,440
Deferred income taxes	17,225	15,945
Other liabilities	40	—
Total liabilities	128,608	157,154

Shareholders’ equity:
Common stock, no par value; 60,000,000 shares authorized; 21,451,302 and 21,520,783 shares issued and outstanding at September 30, 2005, and June 30, 2006, at stated amount, respectively	150,883	153,639
Accumulated other comprehensive loss	(522)	(1,514)
Retained earnings	255,593	249,626
Total shareholders’ equity	405,954	401,751
Total liabilities and shareholders’ equity	$534,562	$558,905

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2006	2005	2006
Revenue	$173,658	$186,596	$480,204	$529,095
Write-off of deferred contract costs	—	17,109	—	17,109
Cost of revenue	126,427	158,945	344,853	411,366
Gross profit	47,231	10,542	135,351	100,620
Selling, general and administrative expenses	30,681	32,275	88,504	94,725
Legal expense	1,060	9,078	1,500	10,303
Income (loss) from operations	15,490	(30,811)	45,347	(4,408)
Interest and other income, net	1,229	2,196	2,032	5,174
Income (loss) before income taxes	16,719	(28,615)	47,379	766
Provision for income taxes (benefit)	6,604	(11,306)	18,715	299
Net income (loss)	$10,115	$(17,309)	$28,664	$467

Earnings (loss) per share:
Basic	$0.47	$(0.81)	$1.35	$0.02
Diluted	$0.47	$(0.81)	$1.33	$0.02

Dividends per share	$0.10	$0.10	$0.20	$0.30

Weighted average shares outstanding:
Basic	21,298	21,472	21,303	21,442
Diluted	21,599	21,472	21,595	21,851

MAXIMUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended June 30,
	2005	2006
Cash flows from operating activities:
Net income	$28,664	$467

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,392	6,786
Amortization	5,334	5,839
Write-off of deferred contract costs	—	17,109
Deferred income taxes	5,201	(9,547)
Tax benefit due to option exercises and restricted stock units vesting	1,570	—
Non-cash stock-based compensation	927	4,570

Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable — billed	(16,332)	(14,721)
Accounts receivable — unbilled	(2,399)	(1,569)
Prepaid expenses and other current assets	1,128	(1,312)
Deferred contract costs	(4,997)	(13,411)
Other assets	(329)	(961)
Accounts payable	14,166	27,281
Accrued compensation and benefits	2,166	(1,782)
Deferred revenue	7,338	12,455
Income taxes payable	1,722	(13,816)
Other liabilities	(443)	(1,114)
Net cash provided by operating activities	49,108	16,274

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(651)	—
Purchases of property and equipment	(6,637)	(8,200)
Capitalized software costs	(8,548)	(6,472)
Increase in marketable securities	(50,983)	(18,575)
Other	442	—

Net cash used in investing activities	(66,377)	(33,247)

Cash flows from financing activities:
Employee stock transactions	7,872	7,268
Repurchases of common stock	(11,990)	(10,139)
Payments on capital lease obligations	(1,230)	(1,121)
Tax benefit due to option exercises and restricted stock units vesting	—	1,058
Cash dividends paid	(4,259)	(6,434)

Net cash used in financing activities	(9,607)	(9,368)

Net decrease in cash and cash equivalents	(26,876)	(26,341)

Cash and cash equivalents, beginning of period	91,854	59,073

Cash and cash equivalents, end of period	$64,978	$32,732

MAXIMUS, Inc.
Segment Information
(In thousands)
(Unaudited)

	Three Months		Nine Months
	Ended June 30,		Ended June 30,
	2005	2006	2005	2006
Revenue:
Consulting	$27,272	$26,714	$74,919	$76,717
Systems	35,105	28,686	100,557	97,205
Operations	111,281	131,196	304,728	355,173
Total	$173,658	$186,596	$480,204	$529,095

Gross Profit:
Consulting	$12,254	$11,148	$32,391	$31,512
Systems	12,329	6,644	37,859	30,511
Operations	22,648	(7,250)	65,101	38,597
Total	$47,231	$10,542	$135,351	$100,620

Selling, General, and Administrative expense:
Consulting	$7,781	$7,330	$23,751	$22,182
Systems	9,370	9,654	28,013	29,356
Operations	14,252	15,871	38,925	45,106
Corporate/Other	(722)	(580)	(2,185)	(1,919)
Total	$30,681	$32,275	$88,504	$94,725

Income from Operations:
Consulting	$4,473	$3,818	$8,640	$9,330
Systems	2,959	(3,010)	9,846	1,155
Operations	8,396	(23,121)	26,176	(6,509)
Consolidating adjustments	722	580	2,185	1,919
Legal expense	(1,060)	(9,078)	(1,500)	(10,303)
Total	$15,490	$(30,811)	$45,347	$(4,408)

Note:  Beginning October 1, 2005, the Company adopted FAS 123 (R) on a prospective basis and commenced expensing stock options.  Consequently, selling, general and administrative expense, income from operations, and associated margin percentages for periods prior to adoption may not be comparable to fiscal 2006 data.

Total stock option expense in the third quarter was $1.1 million, or $0.03 per diluted share, compared to $1.4 million, or $0.04 per diluted share, if the Company had been expensing stock options in the third quarter of 2005.  Segment results for fiscal 2005 exclude stock option expense.

MAXIMUS, Inc.
Supplemental Financial Information
(In thousands, except per share data)
(Unaudited)

The following table reflects the impacts of certain items on pre-tax income and earnings per share on the Company’s financial results for the three months ended June 30, 2006:

	Three Months Ended June 30, 2006
	Pre-tax Expense	EPS
Texas Project:
Project operating loss	$17,195	$(0.49)
Write-off of deferred contract costs	17,109	(0.48)
Subtotal Texas project	$34,304	$(0.97)

Legal Settlement	$9,078	$(0.26)
Total of above impacts	$43,382	$(1.23)